Exhibit 10.27

September 17, 2019

Rick Etskovitz

378 Dewsbury Place

Blue Bell, PA 19422

Dear Rick:

As you know, Astea International Inc. ("Astea" or the “Company") has accepted an offer from IFS AB to pursue a transaction, which if consummated, will result in the acquisition of all of the Company's capital stock by IFS AB or a newly created, wholly-owned subsidiary of IFS AB (the "Transaction").

Given your position at Astea, you are a key employee and your continued presence and participation is important to complete the Transaction. Accordingly, as it would be in the best interests of the Company to recognize the value of your past services to Astea and to incentivize and encourage your active participation in continuing to work for Astea in order to complete the Transaction, Astea is offering to pay you bonus compensation if you do not voluntarily terminate your employment with the Company and remain employed until the closing of the Transaction has occurred.

To provide incentive for you to remain employed with Astea until closing of the Transaction, you are eligible to be paid a bonus (the "Transaction Bonus") in the amount of $100,000, less applicable withholding taxes, if you sign this letter, the Transaction closes, and you remain employed in good standing with Astea through the closing of the Transaction. The Retention Bonus will be paid as part of closing on the Transaction by or on behalf of Astea; IFS AB has no obligation to pay you the Transaction Bonus.

As a condition of being entitled to receive the Transaction Bonus, you will continue to perform the duties of your position during the Transaction process, including any additional duties that will relate to the Transaction. You will forfeit your right to the Transaction Bonus if you voluntarily resign your employment (or are terminated for cause) before the closing of the Transaction.

The Transaction Bonus is separate and apart from and does not affect any other benefits which you may have from and with the Company.

I hope that these enhancements will help alleviate some of the uncertainty that you may have surrounding developments at Astea. I trust that it will also help to motivate you to continue to maintain a high level of performance as we go through this period of change and transition. I look forward to you continuing with Astea, and I hope that you will assist in making the transition as smooth as possible.

If you have any questions, please contact me. A signed and dated copy of this letter agreement must be returned to me on or before September 30, 2019, in order for you to be eligible to receive the Transaction Bonus.

Sincerely,

/s/ Zack Bergreen

Accepted and Agreed By:

/s/ Rick Etskovitz Date: 9/24/19